[LOGO – NETHERLAND, SEWELL & ASSOCIATES, INC.]

Exhibit No. 23.4

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Plains Exploration & Production Company to the references to our firm and to the use of its reserve reports as of December 31, 1999; January 1, 2000; December 31, 2000; January 1, 2001; December 31, 2001; January 1, 2002; and January 1, 2003 setting forth the interests of Plains Exploration & Production Company and its subsidiaries, and Arguello Inc., relating to the estimated quantities of such companies’ proved reserves of oil and gas and present values thereof for the periods included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. CARTER HENSON, JR.

J. Carter Henson, Jr. Senior Vice President

Houston, Texas

January 20, 2004